Exhibit 99.1

4716 Old Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Corporation Completes
Acquisition of Kessler Rehabilitation Corporation

     MECHANICSBURG, PENNSYLVANIA — - September 2, 2003 — - Select Medical Corporation (NYSE: SEM) today announced it has completed the transaction to acquire Kessler Rehabilitation Corporation (“Kessler”).

     Kessler, based in West Orange, New Jersey, is a leading provider of comprehensive physical medicine and rehabilitation services. The transaction included the acquisition of the Kessler Institute for Rehabilitation, which was recognized in 2002 as one of America’s top five rehabilitation hospitals in an annual National Opinion Research Center survey published by U.S. News & World Report. Kessler is New Jersey’s largest rehabilitation hospital network.

     Kessler operates a comprehensive network of inpatient, outpatient and onsite rehabilitation services, which includes four free-standing rehabilitation hospitals in New Jersey and one rehabilitation hospital joint venture in Maryland, 92 outpatient rehabilitation clinics in New Jersey, Massachusetts, Pennsylvania, Delaware, Maryland, Virginia, North Carolina, Georgia, Florida and Illinois. Kessler also operates a 196-bed long-term care facility located in Cedar Grove, New Jersey. Kessler offers medical rehabilitation services to individuals in nursing homes, hospitals, assisted living and senior care centers and schools throughout the eastern United States. ArgosyHealth, a Kessler subsidiary, provides physical and occupational therapy, injury prevention and ergonomic services directly in the workplace. In addition, durable medical equipment and home infusion services are available through Kessler Wilpage Medical, a rehabilitation products company.

     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 77 long-term acute care hospitals in 24 states. Following its acquisition of Kessler, Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada. Following its acquisition of Kessler, Select operates approximately 829 outpatient rehabilitation clinics in the United States and Canada. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at www.selectmedicalcorp.com.

     Certain statements contained herein that are not descriptions of historical facts are “forward looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission.

Investor inquiries:

Joel Veit, 717/972-1101
ir@selectmedicalcorp.com